EXHIBIT 99.1
PRESS RELEASE:

Zarlink Sells UK Wafer Fabrication Plant to X-FAB Semiconductor Foundries AG

o     Five-year agreement guarantees security of supply for Zarlink products

OTTAWA, CANADA, March 28, 2002 - Zarlink Semiconductor (NYSE/TSE:ZL) today announced the sale of its wafer fabrication facility in Plymouth, UK, as well as IP and related foundry businesses to companies controlled by X-FAB Semiconductor Foundries AG of Erfurt, Germany for US$30 million, represented by US$12 million in cash on closing and a secured note of US$18 million repayable over three years.

      "This is another important milestone in building a fabless semiconductor design company," said Patrick J. Brockett, president and CEO, Zarlink Semiconductor. "Coupled with last month's sale of our foundry in Bromont, Quebec, we are increasingly focusing our engineering, management, and financial resources on speeding the introduction of new communications and ultra low-power medical integrated circuits."

      The Plymouth facility comprises two CMOS (Complementary Metal Oxide Semiconductor) wafer fabrication lines for producing digital and mixed-signal communications and medical semiconductors. The plant recently launched a new ultra low-power Analog Non Volatile 0.35 micron CMOS process optimized for low voltage and low power applications.

      As part of the sale, the two companies have signed a five-year agreement to ensure continuity of supply for Zarlink products manufactured at Plymouth. Currently, the majority of the facility's output consists of telecommunications and medical chips designed by Zarlink. The balance of Plymouth's output is sold to other global companies.

      Approximately 175 Zarlink employees engaged in wafer production are transfering to X-FAB as part of the sale. Zarlink will continue to employ the remaining on-site staff of design engineers, product developers, and test engineers.

      Zarlink expects to record no gain or loss on this sale in the fourth quarter of Fiscal 2002.

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About Zarlink Semiconductor

      Zarlink employs its formidable analog, digital and mixed-signal capabilities to offer the most compelling products for wired, wireless and optical connectivity markets and ultra low-power medical applications. For more information, visit www.zarlink.com.

      Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

Zarlink, ANV and the Zarlink Semiconductor logo are trademarks of Zarlink Semiconductor Inc.

For further information:
Jacques Guerette
Corporate Communications
613 270-7110
jacques.guerette@zarlink.com

Mike McGinn
Investor Relations
613 270-7210
mike.mcginn@zarlink.com

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